SiriusPoint Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08, Bermuda

October 31, 2022

David Govrin
Via email to the email address on file with the Company

Dear David:

We are pleased to offer you the position of Group President & Chief Underwriting Officer of SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”), on the terms and conditions outlined in this offer letter (the “Offer Letter” or the “Agreement”). Your position with the Company will sometimes be referred to in this Offer Letter as the or your “Employment”.
1.Position and Duties. You will serve as Group President & Chief Underwriting Officer of the Company, reporting directly to the CEO and SiriusPoint America Insurance Co. will continue to be your employer of record. In this role, you shall perform such senior executive duties, services, and responsibilities on behalf of the Company consistent with the Group President & Chief Underwriting Officer position as may be reasonably assigned to you from time to time by the CEO and/or the Board.
2.Start Date. Your start date in this role will be effective as of the date you sign and return this offer letter.
3.Base Salary. You will be paid a base salary at a rate of $650,000.00 per annum, less all applicable withholdings and authorized deductions. Your base salary will be subject to review, on an upwards basis only, in connection with regular senior management reviews in the first quarter of each calendar year. Your base salary will next be reviewed in 2023. There is no obligation on the Company to increase your base salary pursuant to any such review or otherwise. There will be no review of the base salary after either party has given notice to terminate the Employment.
4.Annual Bonus. You will continue be eligible for an annual cash bonus equal to, at target levels of performance, 100% of your then-current annual base salary (the “Target Bonus”), subject to generally applicable threshold and maximum levels set by the Compensation Committee of the Board (the “Compensation Committee”) as to individual and corporate performance goals (the “Annual Bonus”). Whether any Annual Bonus is payable in respect of any year and, if so, how much, will be determined by the Company and/or the Compensation Committee, in its or their sole discretion with such discretion to be exercised in a bona fide and rational manner. Payment of any Annual Bonus will generally occur in March of the subsequent year at the same time annual bonuses are paid to other members of the Company’s management team, less all applicable withholdings and authorized deductions.

5.Annual Long-Term Incentive Awards. You will continue to be eligible to participate in the Company’s long-term incentive (“LTI”) program with other members of senior management of the Company. Starting in 2023, your annual LTI award (the “Annual Award”) will increase and subject to the review and approval of the Compensation Committee, have an on-target grant date value equal to 250% of your then-current annual base salary (calculated in the same manner as other LTI award recipients). The Annual Award will be provided through a mix of restricted stock units of the Company (“RSUs”) with time-based, performance-based and/or a combination of time and performance-based vesting requirements (as to 75% of the shares underlying the Annual Award) and options to acquire common stock of the Company (“Options”) (as to 25% of the shares underlying the Annual Award ), or otherwise in the same ratio and/or in the same form of other types of awards as granted to other members of senior management, as permitted under the SiriusPoint Ltd 2013 Omnibus Incentive Plan, as amended and restated as of February 26, 2021 (the “Plan”), and as determined at the discretion of the Compensation Committee. The RSUs and Options are subject to the terms and conditions of the Plan. Your Annual Award will be granted at the same time as awards are granted to other members of senior management (expected to be no later than the second quarter of each calendar year) and will be subject to the terms set forth in the applicable equity plans and related implementing award agreements, of which yours will be no less favorable than the agreements evidencing awards granted to other members of senior management.
6.Make Whole LTI Award. Within thirty (30) days of signing the Offer Letter, you will be granted RSUs of the Company with a grant date value of $800,000.00 calculated based on the Company’s share price on the New York Stock Exchange as of close of markets on April 5, 2022 of $6.99 (the “Make Whole RSUs”) which will be subject to the Plan and the Employee Service Restricted Share Unit Award Notice and Agreement, attached hereto as Exhibit B-1. The Make Whole RSUs will vest ratably in three equal installments on April 6, 2023, 2024 and 2025, subject to your continued employment through each of the vesting dates.
7.Sign-On LTI Award. Within thirty (30) day of signing the Offer Letter, you will be granted RSUs of the Company with a grant date value of $1,750,000.00 calculated based on a Company share price of $5.64 which, subject to the Plan and the Employee Service Restricted Share Unit Award Notice and Agreement attached hereto as Exhibit B-1, will vest ratably on the first, second, and third anniversaries of the grant date subject to your continued employment through each of the vesting dates. In addition, within thirty (30) days of signing this offer letter, you shall be granted an option to purchase 350,000 shares of the Company’s common stock (the “Sign-On Options”) with a per share exercise price equal to the fair market value of a share of such stock determined as of the date of grant. Subject to your continued employment with the Company, the Sign-On Options will become vested and exercisable as of the first date when the closing trading price of the Company on the New York Stock Exchange is at least $8.00. The terms of the Sign-On Options are provided more fully in the Employee Share Option Award Notice and Employee Share Option Agreement attached hereto as Exhibit B-2 and the Plan.
8.Benefits. You will continue to be eligible to participate in all of the Company’s retirement, health and other benefit plans which are provided to similarly situated senior executives of the Company in the United States. The Company will continue to provide you with additional information regarding these plans. You will also continue to be entitled to five (5) weeks of paid vacation per year (in addition to Company holidays) to be used and accrued in accordance with the Company’s policies as may be established from time to time. The Company reserves the right to change its policies with respect to any and all employee benefits from time to time, subject to compliance with applicable law, in which case you shall be treated no less favorably than other similarly situated senior executives of the Company in the United States. In addition, the Company shall reimburse you for the legal fees incurred by you in connection with the negotiation, preparation, and execution of this Offer Letter, up to a maximum reimbursement amount of $10,000.00.
9.Work Location. Your principal places of work will continue to be the Company’s office in New York City and your home address in New York.

10.Termination of Employment; Notice and Garden Leave. The Company must provide you with six (6) months advance written notice of its intention to terminate your employment for any reason other than “Cause” (as defined herein). You must provide the Company with six (6) months advance written notice of an intention to terminate your employment for any reason other than “Good Reason” (as defined herein). The Company may, in its sole discretion (but subject to applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended) take the following steps under the following circumstances: (i) in the event of your voluntary resignation, unilaterally shorten the notice period and declare the termination of your employment immediately effective with no pay in lieu of notice; (ii) in the event of any termination of your employment by the Company other than for “Cause,” in lieu of any notice the Company is required to provide to you hereunder, immediately terminate your employment and unilaterally pay the base salary that you would have been paid or would have earned during such notice period; or (iii) in the event of any termination of your employment other than for Cause (whether initiated by the Company or you), unilaterally treat all or any portion of the notice period as a period of “Garden Leave” (as defined herein). To the extent the Company terminates your employment other than for Cause and this termination triggers your severance entitlements under Paragraph 11.2(b), the total cash severance you will be eligible to receive will be reduced, on dollar-for-dollar basis, to the extent the Company elects to place you on Garden Leave or pay in lieu of notice for any portion of your six (6) month notice period. To the extent you provide notice of your intent to voluntarily resign under Paragraph 11.3, the Company will not exercise its right to pay in lieu of notice under Section (ii) of this Paragraph for all or any portion of your notice period.
For the purpose of this letter agreement, “Garden Leave” refers to any portion of your notice period during which you shall not report to any work location and shall refrain from performing some or all of your responsibilities during the notice period, as solely determined by the Company, including not having business-related contact with clients, suppliers, contractors and other employees or access to Company’s property, electronic systems and programs; provided, however, that if requested by the Company during Garden Leave, you shall provide advice and information related to prior work performed for the Company, report to work at such time and place as the Company may require, and cooperate fully with the Company in helping it transition your duties to others and retain valuable business relationships. During Garden Leave you will continue to receive your base salary and will continue to comply with Company’s policies, rules, and regulations.
In the event of a for “Cause” termination, no notice shall be required, and therefore no pay in lieu is required.
11.Termination Payments and Severance. In the event of your termination of employment, you shall be entitled to the payments and benefits as set forth below.
11.1.     Any Termination: In the event your employment is terminated for any reason, you shall be entitled to receive: (i) any accrued and unpaid base salary as of your termination date; (ii) all accrued and unpaid benefits under any benefit plans, policies, programs, or arrangements in which you participated or received awards under as of your termination date in accordance with the applicable terms and conditions of such plans, policies, programs, or arrangements; and (iii) reimbursement of any business expenses incurred by you in connection with your employment on behalf of the Company on or prior to your termination date and reimbursable under applicable Company policies not previously reimbursed to you (the “Accrued Compensation”).
11.2.    Resignation for Good Reason / Termination of Employment not for Cause: In the event that your employment is terminated by the Company without “Cause” or if you resign for “Good Reason,” in addition to the Accrued Compensation, and subject to entering into, and not revoking, a mutually agreeable severance and general release agreement with Company (a “Separation Agreement”), and such agreement has become irrevocable within 60 days following your termination, you shall be eligible to receive the following severance payments and termination benefits:

(a)    an Annual Bonus for the year that includes the termination date which will be calculated by applying the business, but not an individual, performance modifier and prorated based on your termination date. This bonus will be paid on the later of (1) when bonuses are paid to other members of the Company’s management team or (2) within thirty (30) days of when the Separation Agreement becomes effective. The Company will reasonably disclose relevant details of business performance to you to assist in calculation of such bonus. For purposes of calculating the pro rata Annual Bonus under this Subparagraph, the numerator shall be the number of full months you worked during the year that includes the termination date and the denominator shall be 12. If the Company exercises its right under Paragraph 10(ii) to pay in lieu for all or any portion of your notice period, the Annual Bonus that is available under this Subparagraph will be calculated based on what the termination date would have been if you remained employed for the entire notice period.
(b)    cash severance payment equal to twelve (12) months of your base salary at the rate in effect on your termination date, payable in installments, in accordance with the Company’s regular payroll periods, with the first such installment being paid with the first payroll that is processed following the date on which the Separation Agreement becomes effective and including any installments that would have been paid if the Separation Agreement were effective on your termination date, and the remainder amount paid in equal bi-weekly installments.
(c)    all granted RSUs and Options that are unvested at the termination date will have their vesting accelerated and will vest in full at termination date, subject to the terms of the applicable Plan and award agreement(s). The vested Options will remain exercisable for three (3) years following your termination date provided the termination date is more than three (3) years before the Normal Expiration Date (as the term Normal Expiration Date is defined in the relevant equity grant documents attached to this Offer Letter). If your termination date is less than three years before the Normal Expiration Date, then the Options will remain exercisable through the Normal Expiration Date. For the avoidance of doubt, outside of the Change in Control described in the following sentence, the Sign-On Options and any other Option grants with performance hurdle(s) that must be satisfied to be exercisable, may only be exercised, either before or after the termination date, if the relevant performance hurdle(s) have been met. In the event of a Change in Control, as defined in the Plan and award agreement(s) and irrespective of whether your employment terminates, the unvested Options will vest in full and become immediately exercisable regardless of the stock price (i.e., even if it is below $8 per share) when the Change in Control occurs provided you enter into a mutually agreeable general release (or other similar) agreement with the Company.
(d)    if you are participating in the Company’s medical, vision, and/or dental insurance plan(s) immediately prior to your termination and you timely elects COBRA continuation coverage, the Company continue to subsidize your coverage for up to twelve (12) months following your termination date, at the same premium rates that it pays for active employees’ coverage. If, however, at the time of termination or afterwards, the Company, in its sole discretion, determines that the COBRA subsidy would violate the non-discrimination rules under Section 105(h) of the Internal Revenue Code, then the Company shall cease paying such COBRA premiums and instead provide to you additional severance which equals the amount that the Company would have otherwise paid for your COBRA premiums.
For purposes of this offer letter, “Good Reason” means (A) the assignment to you of duties that are significantly different from, or that result in a substantial diminution of, your title,

duties, authorities or responsibilities hereunder, including, but not limited to, having you permanently report directly to any individual other than the CEO; (B) a reduction in your base salary of greater than 10%, (C) a material breach by the Company or any of its subsidiaries of this offer letter, including its exhibits and attachments, or any other material agreement with the Company or any of its subsidiaries, or (D) a material change of your primary location that is at least 50 miles from your home in New York (except, if you change residency on your own, then this provision will not apply); provided that, if you intend to resign with Good Reason, (1) your notice of resignation must be delivered to the Company within thirty (30) days following the claimed occurrence of Good Reason and must specify in reasonable detail the circumstances claimed to constitute Good Reason, (2) the Company shall have thirty (30) days of receipt of such notice to cure such Good Reason event, (3) failing such cure, the termination of employment shall be effective as of the date immediately following the final day of the Company’s 30-day cure period, and (4) if such Good Reason event is cured, the notice of resignation shall be deemed withdrawn and without effect.
For purposes of this offer letter, “Cause” as used herein shall mean: (i) your failure to perform your duties and responsibilities as a Company employee (other than any such failure due to your physical or mental illness) in a manner that has caused or could potentially cause a material injury to the Company or any of its subsidiaries; (ii) you having engaged in willful and gross misconduct that has caused or could potentially cause a material injury to the Company or any of its subsidiaries; (iii) a willful and material violation by you of a material Company policy that has caused or could potentially cause a material injury to the Company or any of its subsidiaries; (iv) the willful and material breach by you of any of your obligations under this offer letter, including its exhibits and attachments or any other material agreement to which you and the Company or any of its subsidiaries are parties; (v) failure by you to timely comply with a lawful and reasonable direction or instruction given to you by the CEO or the Board of Directors; or (vi) your conviction of, or entrance into a plea of guilty or nolo contendere to, a crime that constitutes a felony (or comparable crime in any jurisdiction that uses a different nomenclature); provided that, if the Company intends to terminate you for Cause, (1) a notice of termination must be delivered to you within thirty (30) days following the claimed occurrence of Cause and must specify in reasonable detail the circumstances claimed to constitute Cause, (2) unless the Company determines reasonably and in good faith that such circumstances are not curable, you shall have thirty (30) days from receipt of such notice to cure such circumstances claimed to constitute Cause, (3) failing such cure, the notice of termination of employment shall be effective as of the date immediately following the final day of your 30-day cure period, and (4) if such Cause event is cured, the notice of termination shall be deemed withdrawn and without effect.
11.3.     Voluntary Retirement after Three Years: If you remain continuously employed with the Company from the date you sign this offer letter until the third anniversary of its signing and you choose to voluntarily resign from your employment with the Company effective after such third anniversary, in addition to the Accrued Compensation, and subject to entering into, and not revoking a Separation Agreement, and such agreement has become irrevocable within 60 days following your termination:
(a) All granted but unvested RSUs and Options (including, but not limited to, any Annual Award or other LTI awards granted for the year in which you give notice of voluntary resignation) shall have their vesting accelerated and fully vest as of the termination date. The vested Options will remain exercisable for three (3) years following your termination date provided the termination date is more than three (3) years before the Normal Expiration Date (as the term Normal Expiration Date is defined in the relevant equity grant documents attached to this Offer Letter). If your termination date is less than three years before the Normal Expiration Date, then the Options will remain exercisable through the Normal Expiration Date. For the avoidance of doubt, outside the Change of Control scenario described in Subparagraph 11.2(c), the Sign-On Options and any other Option grants with performance hurdle(s) that must be satisfied to be exercisable, may only be exercised, either before or after the termination date, if the relevant performance hurdle(s) have been met.

(b) For purposes of the Annual Bonus, this will be calculated as follows: (1) for the year that includes the termination date, the Annual Bonus will be calculated at target and prorated (if applicable) based on your termination date, and paid within thirty (30) days of the when the Separation Agreement becomes effective and (2) for the year when you provide written notice of your intent to voluntarily resign, the Annual Bonus will be calculated at target and prorated (if applicable) based on your termination date, and paid within thirty (30) days of the when the Separation Agreement becomes effective. For purposes of calculating of the pro rata Annual Bonus under this Subparagraph, the numerator shall be the number of full months you worked during the relevant year and the denominator shall be 12.
    The Company acknowledges and agrees if you voluntarily resign pursuant to Paragraph 11.3 you will remain eligible during your notice period to be granted an Annual Award as provided in Paragraph 5 above in the same manner, in the same form, and at the same time awards are granted to other members of senior management.
12.Actions on termination. On or following the termination of the employment (howsoever arising) or at any time following either the Company or you having served notice of such termination or during any period of Garden Leave, you will:
(a)     At the request of the Company resign from office as a Group President and any other offices you held in any parent company, subsidiary and affiliates of the Company (a “Group Company”) and, if applicable, shall transfer without payment to the Company or as the Company may direct any third party any shares or other securities you held in the Company (or any Group Company) as a nominee or trustee for the Company (or any Group Company) and deliver to the Company the related certificates, provided however that such resignation shall be without prejudice to any claims which you may have against the Company or any Group Company arising out of the termination of the Employment. In the event you unreasonably refuse to sign reasonably appropriate resignation documentation, the Company may sign such resignation documentation on your behalf.
(b)     Deliver to the Company all Confidential Information (as defined in the Restrictive Covenant Agreement attached as Exhibit A) and materials containing the same and all other Company and Group Company property which is in your possession or under your power or control and on the Company's request provide a signed statement that you have fully complied with the obligations hereunder.
(c)     Cooperate with the Company and any Group Company by providing such assistance as may reasonably be required during normal working hours in connection with any handover arrangements or any claim made by or against the Company or any Group Company. For the avoidance of doubt, such assistance may include, but not be limited to, attending meetings, reviewing documents, giving and signing statements/affidavits and attending hearings and giving evidence. The Company shall reimburse you for all reasonable expenses incurred in connection with such cooperation, whether or not you are employed by the Company at such time, provided such expenses are consistent with the Company’s then current Travel & Entertainment (or other similar) Policy and are otherwise approved by the Company in advance of being incurred
(d)     Provide the Company with all necessary information as may be necessary to allow such person as the Company may determine to access any IT equipment, hard drive, memory stick or other equipment used by you in the course of the Employment whether or not such equipment is owned by the Company or any Group Company.

13.Directors & Officers Insurance. You will be covered under a directors and officers’ liability insurance maintained by the Company to the same extent as other directors and officers of the Company. You will continue to be covered by such insurance for six (6) years following your termination of employment for any reason.
14.Contingent Offer. This offer of employment is contingent upon:
(a)Your execution of the form of Restrictive Covenant Agreement attached to this offer letter as Exhibit A.
(b)Your execution of the award agreements attached to this offer letter as Exhibit B-1 and Exhibit B-2.
(c)You being approved by any relevant regulatory authorities to hold any relevant regulated positions in connection with your employment with the Company, to the extent applicable.
This offer will be withdrawn if any of the above conditions are not satisfied. For clarity, the termination and severance provisions of this letter would not apply under these circumstances.
15.At-will Employment. Your employment with the Company will continue to be for no specific period of time. Rather, your employment will continue to be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason, subject to the termination-related provisions of this offer letter. Although your compensation and benefits may change from time to time, subject to the terms of this offer letter, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.
16.Withholding. You will be solely responsible for taxes imposed on you by reason of any compensation and benefits provided to you by the Company, and all such compensation and benefits will be subject to applicable withholding and deductions.
17.Employee Representations. You represent to the Company that your acceptance of this offer of employment and your commencement of employment with the Company does not violate any agreement or obligation (whether or not written) that you have with or to any person or entity including, but not limited to, any prior employer. You further represent that you have provided the Company with true, correct, and complete copies of all such agreements related to your employment with your former employer. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your prior employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company.
18.Section 409A. All payments provided for under the terms of this offer letter are intended to be exempt from Sections 409A and 457A of the Internal Revenue Code (referred to as "Section 409A" and “Section 457A,” respectively) and this offer letter, and shall be construed and administered in accordance with such intent. If any provision of this offer letter provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company and you shall not have any right to designate the year in which any such payment is to be made. In the event any taxable payments by the Company to you (either under the terms of this offer letter or otherwise) constitute a form of nonqualified deferred compensation that is subject to Section 409A and are payable as a series of installments, each installment shall be treated as a separate payment for purposes of Section 409A. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A or Section 457A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A or Section 457A.
Specified Employees. In the event any payment or taxable benefit provided to you in connection with your termination of employment constitutes a form of nonqualified deferred compensation that is subject to Section 409A (whether under the terms if this offer letter or otherwise) and you are a "specified employee" as defined in Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
19.Applicable Law; Jury Trial Waiver. This Offer Letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Offer Letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and you consent to the jurisdiction of such a court. The Company and you hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this offer letter. In the event of a lawsuit or other legal proceeding between you and the Company which arises out of or relates to any of the provisions of this Offer Letter, including any of the exhibits to this Offer letter, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable attorneys’ fees and costs the prevailing party incurred pursuing and/or defending against any such lawsuit or legal proceeding.
20.Acknowledgement. You state and represent that you have had an opportunity to fully discuss and review the terms of this offer letter with an attorney. You further state and represent that you have carefully read this offer letter, understand the contents herein, freely, and voluntarily assent to all of the terms and conditions hereof and sign this offer letter.
21.Successors and Assigns. You expressly consent to the Company’s assignment of its rights and obligations under this offer letter to a subsidiary service company formed or designated for the purposes of employing employees of and other service providers to the Company and its affiliates. This offer letter shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged, or which may succeed to its assets or business; provided, however, that your obligations are personal and shall not be assigned by you.
22.Entire Agreement. This Offer Letter, including its Exhibits, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this offer letter, including, without limitation, the offer letter dated March 22, 2017, and entered between you and Third Point Reinsurance (USA) Ltd.
23.Severability. In case any provision of this offer letter shall be invalid, illegal, or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
We believe that the Company presents a tremendous value creation opportunity, and we view you as an important part of our future successes. We look forward to working with you.

[Signature page follows]

Sincerely,
SIRIUSPOINT LTD.

/s/ Scott Egan
Scott Egan, Chief Executive Officer

Acceptance of Offer
I have read and understood, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter of this letter.

Signed    /s/ David Govrin
Name: David Govrin

Date 10/31/2022

Exhibit A
SiriusPoint Ltd.
Executive Restrictive Covenant Agreement
This Executive Restrictive Covenant Agreement (the “Agreement”) is entered into by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”), and the undersigned (the “Executive”).
In consideration of the Executive’s employment or continuation of employment by the Company and compensation and benefits to be provided pursuant to such employment, which the Executive acknowledges to be good and valuable consideration for the Executive’s obligations hereunder, the Company and the Executive hereby agree as follows:
1.Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information, relating to the confidential affairs of the Company and its respective subsidiaries (together, as of any such date, the “Company Group”), including but not limited to, technical information, intellectual property, trade secrets, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company Group reasonably and in good faith to be confidential (“Confidential Information”). The Executive understands and acknowledges that the information enumerated above is not intended as an exclusive list of the Company’s Confidential Information, and therefore, it is intended that this Agreement shall relate to all information of a confidential nature disclosed or available to the Executive either directly or indirectly. An item of Confidential Information need not be marked “confidential” or otherwise labeled in a particular way to qualify as Confidential Information. Due to its special value and utility as a compilation, a confidential compilation (like a customer list) will remain protected as Confidential Information even if some items in it are public. Private disclosure of otherwise Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement. Confidential Information does not include any information that is, or becomes, generally available to the public for no fault of the Executive.
The Executive agrees that during the term of the Executive’s employment and thereafter, the Executive will not, other than on behalf of the Company Group, disclose, publish, communicate, release, or otherwise reveal such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company, make any unauthorized copy, transmission, upload, or download of any Confidential Information, and take all reasonable action that the Company deems necessary or appropriate to prevent the unauthorized disclosure of any Confidential Information.
Notwithstanding the foregoing, Confidential Information may be disclosed by the Executive as set forth in Paragraph 8 (No Interference) below, when disclosure is required by law, regulation, court order, subpoena, or other enforceable legal process, or when such information is or becomes publicly available or independently known to the Executive through a third party not under a duty of confidentiality to the Company or the Executive. In the event the Executive is served with a subpoena, court order or similar legal mandate requiring the disclosure of Confidential Information, the Executive will provide the Company reasonable notice and opportunity to intervene and protect the Company’s Confidential Information prior to disclosure unless such notice is prohibited by applicable law.
This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Executive’s employment, the Executive will promptly return to the Company (i) all property of the Company Group and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information, and any copies thereof, in any format, produced by, received by, or otherwise submitted to the Executive during or prior to the Executive’s employment.
2.Noncompetition. By and in consideration of the Executive’s employment by the Company and the payments to be made and benefits to be provided by the Company in connection with the Executive’s employment, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group, the Executive agrees that the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 2. Following termination of the Executive’s employment, upon request of the Company during the Noncompetition Term, the Executive shall notify the Company of the Executive’s then-current employment status.
3.Nonsolicitation. During the Nonsolicitation Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from the Company Group.
4.Nondisparagement. While employed by the Company and thereafter, neither the Company (by formal press release, or by authorized statement of any of the members of its board of directors or executive officers made in circumstances reasonably expected to be publicly known) nor the Executive shall make or publish any disparaging statements (whether written or oral) regarding the other. For the avoidance of doubt, Executive acknowledges and agrees Executive’s Nondisparagement obligation in this Paragraph applies to the Company, the Company Group, and any of its or their affiliates and each of its and their directors, officers, and/or employees.
5.Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements, and patentable or copyrightable works initiated, conceived, or made by the Executive, either alone or in conjunction with others, during employment with the Company and related to the business or activities of the Company Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments, or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group therein. These obligations shall continue beyond the conclusion of the Executive’s employment with the Company with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive during the Executive’s employment.
6.Remedies. The Executive agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Agreement are reasonable and necessary
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to protect the business of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such business. Should a court, arbitrator, or other similar authority determine, however, that any provisions of the covenants contained in this Agreement are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.
7.Notice Under Federal Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure of a trade secret is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
8.No Interference. The purpose of this Agreement is to protect the Company from harm through misappropriation of its trade secrets, confidential and proprietary information and materials, and other forms of unfair competition. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to report an event the Executive reasonably and in good faith believes to be a violation of law or regulation, or file a charge or complaint with, the relevant law-enforcement agency, such as the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), the Department of Labor, or any other federal, state or local governmental agency or commission (“Governmental Agencies”). The Executive further understands that this Agreement does not limit The Executive’s ability to communicate with any Governmental Agencies or otherwise voluntarily participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company.
9.Certain Definitions. For purposes of this Agreement:
(a)The “Noncompetition Term” shall mean the period beginning on the start date of the Executive’s employment and ending six (6) months following the Executive’s termination of employment or the date the Garden Leave started, as applicable.
(b)The “Nonsolicitation Term” shall mean the period beginning on the start date of the Executive’s employment and ending twelve (12) months following the Executive’s termination of employment.
(c)“Restricted Enterprise” shall mean (x) on any date during the Executive’s employment, any person, corporation, partnership, or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group on such date and (y) on and after the date of the Executive’s termination, any person, corporation, partnership or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group to the extent Executive was involved in such business activity at any time during the last twelve (12) months of Executive’s employment with the Company or any member of the Company Group.
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(d)“Restricted Person” shall mean any person who at any time during the Executive’s employment with the Company was an employee or customer of any member of the Company Group, with whom the Executive has had any contact with or has received Confidential Information about or concerning such person, or otherwise had a material business relationship with any member of the Company Group.
(e)The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which the Company Group has, during the twelve (12) months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group.
10.No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
11.Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and the Company Group, and each of their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.
12.Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.
13.Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
14.Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and you consent to the jurisdiction of such a court. The Company and you hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
15.Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
16.Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.
17.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

EXECUTIVE
                                /s/ David Govrin
David Govrin

SIRIUSPOINT LTD.

By:     /s/ Scott Egan
Name: Scott Egan
Title: Chief Executive Officer

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Exhibit B-1
Exhibit B-2

[attached]

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